Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS STRONG FISCAL 2014 THIRD QUARTER

•
Net income from continuing operations for the third quarter of fiscal 2014 was $19.1 million, or $0.65 per diluted share; adjusted net income from continuing operations for the third quarter of fiscal 2014, excluding certain items, was $21.8 million, or $0.74 per diluted share, a 48% improvement over the prior-year quarter

•	The Company benefitted from both organic growth as well as acquisitions in the quarter

•	Company raises full-year fiscal 2014 adjusted net income guidance to a range of $2.31 to $2.36 per diluted share

AKRON, Ohio - July 1, 2014 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2014 third quarter ended May 31, 2014.

Joseph M. Gingo, Chairman, President and Chief Executive Officer, said, “I am pleased with our excellent third-quarter financial results which reflect continued demand in our key end markets as well as contributions from our recent acquisitions. Unlike last year’s unusual third quarter, I believe we have returned to our typical historic pattern where our third quarter is the strongest. While our results are strong, we will continue to look for operational efficiencies, drive product mix improvement and seek acquisitions that expand our markets and provide profitable growth.”

Bernard Rzepka, Chief Operating Officer, stated, “We are pleased with our global organic growth rate, particularly in Europe where growing automotive sales have bolstered our quarter and nine-month results. Globally, we continue to achieve double-digit growth in our custom performance color product family. In Europe, Middle East and Africa (EMEA) we continue to see steady growth in other key markets such as packaging. In the Americas, we saw a similar pattern with strength in our engineered plastics product family as a result of our acquisitions, and we had significant contributions from our specialty powders business. In Asia Pacific (APAC), we continue to improve volume and sales by executing our growth activities aided by our recent Perrite acquisition. Globally, our recent acquisitions contributed to a 10.2% quarter-over-quarter increase in net sales. We expect this growth rate to continue now that we are closing on the acquisition of Ferro Corporation’s specialty plastics business.”

Fiscal Third-Quarter Results
In the fiscal 2014 third quarter, net sales in the EMEA segment increased 14% compared with the same period last year. During the quarter, the incremental contribution of the Perrite acquisition in EMEA was $22.2 million and 14.2 million pounds in net sales and volume, respectively. Additionally, sales and volume benefited from greater demand as a result of continued strengthening in the automotive market and consistent strength in the packaging market. Foreign currency translation positively impacted the segment’s net sales by $21.6 million. EMEA gross profit was $56.8 million for the quarter, an increase of $8.1 million compared with the same three-month period last year. The increase in gross profit was primarily attributed to the incremental contribution of the Perrite acquisition, favorable product mix and overall higher volumes in all product families. Foreign currency translation positively impacted EMEA gross profit by $2.9 million.

Net sales for the Americas increased by 18.9% compared with the prior-year period. This increase was primarily driven by the incremental contributions of the Network Polymers and Prime Colorants acquisitions which totaled $20 million and 13.3 million pounds in net sales and volume, respectively. Foreign currency translation negatively impacted the segment’s net sales by $5.1 million. Gross profit for the Americas was $28.3 million in the quarter, an increase of $8.3 million compared with the same period last year. Gross profit benefitted from recent acquisitions, improved mix, and prior restructuring initiatives which were partially offset by the increased variable incentive compensation expense of $0.5 million and unfavorable foreign currency translation of $0.6 million.

During the quarter, net sales for the Company’s APAC segment increased approximately 52% compared with the same prior-year period. The contribution of the Perrite acquisition in APAC was $13.5 million and 10.1 million pounds in net sales and volume, respectively. Excluding the Perrite acquisition, volume increased by 22% but was partially offset by decreased price per pound driven by continued competitive pricing pressures primarily in the masterbatch business. Gross profit for APAC for the quarter increased 24% compared with the prior-year period. This increase was primarily attributed to the positive contribution from the Perrite acquisition. Gross profit percentage declined as a result of competitive pricing pressures and the broadening of the Company’s product portfolio within the APAC region.

Year-to-Date Results
Net sales for the nine months ended May 31, 2014 were $1.8 billion, an increase of 14% compared with the same period last year. Incremental net sales and volume from the Company’s recent acquisitions contributed $142.6 million and 98.1 million pounds, respectively. Excluding the impact of recent acquisitions, net sales were positively impacted by a 3.2% increase in price per pound and a 1.8% increase in volume. Foreign currency translation favorably impacted net sales by $30.8 million.

The Company’s SG&A expenses, excluding certain items, increased $20.6 million compared with the same period in the prior year. The increase was primarily attributable to incremental SG&A expense of $7.6 million from recent acquisitions, higher variable incentive compensation expense of $9.4 million and unfavorable foreign currency translation of $2.5 million. SG&A expense, excluding certain items, was 9.6% of net sales for the nine-month period. Operating income increased $15.2 million for the nine months ended May 31, 2014, compared with the same prior-year period. Total operating income, before certain items, for the nine months ended May 31, 2014, was $72.1 million, an increase of $16.7 million compared with a year ago.

Working Capital/Cash Flow From Operations
Cash provided from operations was $35 million and $52.6 million for the nine months ended May 31, 2014 and 2013, respectively. The Company’s cash and cash equivalents decreased $23.3 million from August 31, 2013. This decrease was driven primarily by fiscal 2014 acquisitions and was partially offset by an increase in net borrowings and cash generated from operations. Working capital was 60 days at the end of the fiscal 2014 third quarter, an increase of three days when compared with the same period last year.

Capital expenditures for the nine months were $24.1 million compared with $20.5 million last year. The Company continued regular and ongoing investments in the Company's global manufacturing facilities and technical innovation centers.

During the three- and nine-month periods ended May 31, 2014, the Company declared and paid quarterly cash dividends of $0.20 and $0.60 per common share, respectively. The total amount of these dividends was $5.9 million and $17.7 million, respectively.

Business Outlook
“We are pleased with the strength of our third-quarter and year-to-date results despite modest global economic growth. Our acquisitions, combined with the benefits of prior restructurings and our organic growth initiatives, are putting us on pace to deliver a record year for A. Schulman. Accordingly, we are raising our expectations for fiscal 2014 adjusted net income to be in a range of $2.31 to $2.36 per diluted share, which would represent an approximate 25% increase over the prior-year results using the high end of this range. This equates to a fourth-quarter adjusted net income expectation of between $0.61 and $0.66 per diluted share, which resumes a more historical trend of quarterly earnings given the normal holiday cycle in the U.S. and Europe in the July and August time period,” Gingo said.

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2014 third-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Wednesday, July 2, 2014 on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio.  Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements.  The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others.  The Company employs approximately 3,800 people and has 43 manufacturing facilities globally.  A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2013. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include segment gross profit, SG&A expenses excluding certain items, operating income excluding certain items, net income excluding certain items and net income per diluted share excluding certain items, as discussed further in the Reconciliation of GAAP and Non-GAAP Financial Measures below. These non-GAAP financial measures are considered relevant to aid analysis and understanding of the Company’s results and business trends. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are gross profit, SG&A expenses, operating income, net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products; and

•	operating problems with our information systems as a result of system security failures such as viruses, computer "hackers" or other causes.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

SHLM_ALL
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended May 31,		Nine months ended May 31,
	2014	2013	2014	2013
	Unaudited (In thousands, except per share data)
Net sales	$645,735	$548,589	$1,819,640	$1,596,114
Cost of sales	553,771	474,545	1,574,269	1,387,206
Selling, general and administrative expenses	65,536	54,409	181,647	157,744
Restructuring expense	1,078	1,807	4,583	5,413
Asset impairment	—	1,121	104	1,619
Curtailment (gain) loss	—	—	—	333
Operating income	25,350	16,707	59,037	43,799
Interest expense	1,433	1,865	6,112	5,559
Interest income	(68)	(80)	(211)	(408)
Foreign currency transaction (gains) losses	(28)	139	2,120	676
Other (income) expense, net	4	(27)	(267)	(374)
Income from continuing operations before taxes	24,009	14,810	51,283	38,346
Provision (benefit) for U.S. and foreign income taxes	4,662	4,497	12,657	3,584
Income from continuing operations	19,347	10,313	38,626	34,762
Income (loss) from discontinued operations, net of tax	(23)	(4,821)	2,979	(5,102)
Net income	19,324	5,492	41,605	29,660
Noncontrolling interests	(233)	(275)	(584)	(881)
Net income attributable to A. Schulman, Inc.	$19,091	$5,217	$41,021	$28,779

Weighted-average number of shares outstanding:
Basic	29,081	29,316	29,052	29,275
Diluted	29,375	29,477	29,300	29,421

Basic earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.66	$0.34	$1.31	$1.16
Income (loss) from discontinued operations	—	(0.16)	0.10	(0.18)
Net income attributable to A. Schulman, Inc.	$0.66	$0.18	$1.41	$0.98

Diluted earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.65	$0.34	$1.30	$1.15
Income (loss) from discontinued operations	—	(0.16)	0.10	(0.17)
Net income attributable to A. Schulman, Inc.	$0.65	$0.18	$1.40	$0.98

Cash dividends per common share	$0.200	$0.195	$0.600	$0.585

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	May 31, 2014	August 31, 2013
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$110,804	$134,054
Accounts receivable, less allowance for doubtful accounts of $11,128 at May 31, 2014 and $10,434 at August 31, 2013	384,988	310,749
Inventories, lower of average cost or market	307,960	261,658
Prepaid expenses and other current assets	46,992	41,224
Total current assets	850,744	747,685
Property, plant and equipment, at cost:
Land and improvements	26,708	27,954
Buildings and leasehold improvements	158,458	146,647
Machinery and equipment	391,716	356,144
Furniture and fixtures	42,030	39,065
Construction in progress	10,902	7,149
Gross property, plant and equipment	629,814	576,959
Accumulated depreciation	397,025	366,438
Net property, plant and equipment	232,789	210,521
Deferred charges and other noncurrent assets	55,132	48,723
Goodwill	184,547	139,526
Intangible assets, net	116,224	91,887
Total assets	$1,439,436	$1,238,342
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$310,098	$265,477
U.S. and foreign income taxes payable	8,838	6,423
Accrued payroll, taxes and related benefits	50,527	43,072
Other accrued liabilities	44,618	48,689
Short-term debt	21,955	8,373
Total current liabilities	436,036	372,034
Long-term debt	292,742	207,435
Pension plans	103,639	98,599
Deferred income taxes	23,769	20,873
Other long-term liabilities	24,968	24,657
Total liabilities	881,154	723,598
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,183 shares at May 31, 2014 and 48,094 shares at August 31, 2013	48,183	48,094
Additional paid-in capital	268,326	263,158
Accumulated other comprehensive income (loss)	16,192	682
Retained earnings	597,674	574,370
Treasury stock, at cost, 18,874 shares at May 31, 2014 and 18,940 shares at August 31, 2013	(379,922)	(378,927)
Total A. Schulman, Inc.’s stockholders’ equity	550,453	507,377
Noncontrolling interests	7,829	7,367
Total equity	558,282	514,744
Total liabilities and equity	$1,439,436	$1,238,342

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended May 31,
	2014	2013
	Unaudited (In thousands)
Operating from continuing and discontinued operations:
Net income	$41,605	$29,660
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	24,751	22,489
Amortization	10,308	8,665
Deferred tax provision	(3,182)	(8,879)
Pension, postretirement benefits and other deferred compensation	9,157	6,465
Asset impairment	104	5,619
Curtailment (gain) loss	—	333
Gain on sale of assets from discontinued operations	(3,344)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(26,048)	(13,123)
Inventories	(15,330)	(18,841)
Accounts payable	2,847	27,092
Income taxes	204	(1,157)
Accrued payroll and other accrued liabilities	260	2,034
Other assets and long-term liabilities	(6,296)	(7,780)
Net cash provided from (used in) operating activities	35,036	52,577
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(24,126)	(20,518)
Proceeds from the sale of assets	5,255	11,745
Business acquisitions, net of cash	(115,624)	(36,360)
Net cash provided from (used in) investing activities	(134,495)	(45,133)
Financing from continuing and discontinued operations:
Cash dividends paid	(17,717)	(17,313)
Increase (decrease) in short-term debt	3,747	(28,086)
Borrowings on long-term debt	703,141	134,097
Repayments on long-term debt	(609,501)	(89,241)
Payment of debt issuance costs	(1,782)	—
Issuances of stock, common and treasury	403	1,469
Redemptions of common stock	(361)	(397)
Purchases of treasury stock	(1,116)	(1,021)
Net cash provided from (used in) financing activities	76,814	(492)
Effect of exchange rate changes on cash	(605)	(895)
Net increase (decrease) in cash and cash equivalents	(23,250)	6,057
Cash and cash equivalents at beginning of period	134,054	124,031
Cash and cash equivalents at end of period	$110,804	$130,088

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures

Three months ended May 31, 2014	Cost of Sales	Gross margin	SG&A	Restructuring expense	Asset impairment	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$553,771	14.2%	$65,536	$1,078	$—	$25,350	$0.046	$4,662	$19,091	$0.65
Certain items:
Asset write-downs (1)	—		—	—	—	—		—	—	—
Costs related to acquisitions (2)	—		(888)	—	—	888		16	872	0.03
Restructuring and related costs (3)	(149)		(933)	(1,078)	—	2,160		320	1,840	0.06
Inventory step-up (4)	—		—	—	—	—		—	—	—
Tax benefits (charges)	—		—	—	—	—		—	—	—
Loss (income) from discontinued operations									23	—
Total certain items	$(149)	0.1%	$(1,821)	$(1,078)	$—	$3,048	$0.006	$336	$2,735	$0.09
As Adjusted	$553,622	14.3%	$63,715	$—	$—	$28,398	$0.052	$4,998	$21,826	$0.74

Percentage of Revenue			9.9%			4.4%			3.4%

Three months ended May 31 2013	Cost of Sales	Gross margin	SG&A	Restructuring expense	Asset impairment	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$474,545	13.5%	$54,409	$1,807	$1,121	$16,707	$0.034	$4,497	$5,217	$0.18
Certain items:
Asset write-downs (1)	(265)		—	—	(1,121)	1,386		—	1,386	0.05
Costs related to acquisitions (2)	—		(849)	—	—	849		(41)	890	0.03
Restructuring and related costs (3)	(56)		(1,303)	(1,807)	—	3,166		694	2,472	0.08
Inventory step-up (4)	—		—	—	—	—		—	—	—
Tax benefits (charges)	—		—	—	—	—		17	(17)	—
Loss (income) from discontinued operations									4,821	0.16
Total certain items	$(321)	0.1%	$(2,152)	$(1,807)	$(1,121)	$5,401	$0.011	$670	$9,552	$0.32
As Adjusted	$474,224	13.6%	$52,257	$—	$—	$22,108	$0.045	$5,167	$14,769	$0.50

Percentage of Revenue			9.5%			4.0%			2.7%

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
(continued)

Nine months ended May 31, 2014	Cost of Sales	Gross margin	SG&A		Restructuring expense		Asset impairment	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$1,574,269	13.5%	$181,647		$4,583		$104	$59,037	$0.038	$12,657	$41,021	$1.40
Certain items:
Asset write-downs (1)	(108)		—		—		(104)	212		34	178	0.01
Costs related to acquisitions (2)	(34)		(3,343)		—		—	3,377		141	3,244	0.11
Restructuring and related costs (3)	(649)		(3,090)		(4,583)			8,322		920	7,692	0.26
Inventory step-up (4)	(1,199)		—		—		—	1,199		98	1,101	0.04
Tax benefits (charges)	—		—		—		—	—		427	(427)	(0.02)
Loss (income) from discontinued operations											(2,979)	(0.10)
Total certain items	$(1,990)	0.1%	$(6,433)		$(4,583)		$(104)	$13,110	$0.009	$1,620	$8,809	$0.30
As Adjusted	$1,572,279	13.6%	$175,214		$—		$—	$72,147	$0.047	$14,277	$49,830	$1.70

Percentage of Revenue			9.6%					4.0%			2.7%

Nine months ended May 31, 2013	Cost of Sales	Gross margin	SG&A		Restructuring expense		Asset impairment	Operating income	Operating income per pound	Income tax expense (benefit)	Net income attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$1,387,206	13.1%	$157,744		$5,413		$1,619	$43,799	$0.031	$3,584	$28,779	$0.98
Certain items:
Asset write-downs (1)	(947)		—		—		(1,619)	2,566		149	2,417	0.08
Costs related to acquisitions (2)	—		(1,837)		—		—	1,837		38	1,799	0.06
Restructuring and related costs (3)	(56)		(1,303)		(5,413)		—	7,105		1,551	5,554	0.19
Inventory step-up (4)	(138)		—		—		—	138		—	138	—
Tax benefits (charges) (5)	—		—		—		—	—		6,177	(6,177)	(0.21)
Loss (income) from discontinued operations											5,102	0.18
Total certain items	$(1,141)	0.1%	$(3,140)	—	$(5,413)	—	$(1,619)	$11,646	$0.008	$7,915	$8,833	$0.30
As Adjusted	$1,386,065	13.2%	$154,604		$—		$—	$55,445	$0.039	$11,499	$37,612	$1.28

Percentage of Revenue			9.7%					3.5%			2.4%

1 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
2 - Costs related to acquisitions include third party professional, legal and other expenses associated with successful and unsuccessful full or partial acquisition and divestiture/dissolution transactions, as well as certain employee-related expenses such as travel, one-time bonuses and post-acquisition severance separate from a formal restructuring plan.

3 - Restructuring related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.

4 - Inventory step-up costs include the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting.
5 - Tax benefits (charges) include the effect of the adjustments to the Germany and Brazil valuation allowances in fiscal 2013.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Net Sales				Pounds Sold
	Three months ended May 31,
EMEA	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch solutions	$122,450	$112,077	$10,373	9.3%	94,228	91,307	2,921	3.2%
Engineered plastics	123,634	94,417	29,217	30.9%	77,649	59,022	18,627	31.6%
Distribution services	80,666	76,671	3,995	5.2%	96,600	95,211	1,389	1.5%
Specialty powders	47,533	44,091	3,442	7.8%	47,193	45,712	1,481	3.2%
Custom performance colors	39,505	35,591	3,914	11.0%	13,114	12,410	704	5.7%
Total EMEA	$413,788	$362,847	$50,941	14.0%	328,784	303,662	25,122	8.3%

	Net Sales				Pounds Sold
	Three months ended May 31,
Americas	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch solutions	$67,164	$65,836	$1,328	2.0%	75,371	76,033	(662)	(0.9)%
Engineered plastics	49,307	33,992	15,315	45.1%	31,454	19,340	12,114	62.6%
Distribution services	12,408	12,048	360	3.0%	13,195	13,666	(471)	(3.4)%
Specialty powders	45,503	35,442	10,061	28.4%	53,410	51,334	2,076	4.0%
Custom performance colors	7,017	5,217	1,800	34.5%	2,593	2,038	555	27.2%
Total Americas	$181,399	$152,535	$28,864	18.9%	176,023	162,411	13,612	8.4%

	Net Sales				Pounds Sold
	Three months ended May 31,
APAC	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch solutions	$21,272	$19,156	$2,116	11.0%	19,652	15,721	3,931	25.0%
Engineered plastics	23,803	10,161	13,642	134.3%	15,788	5,457	10,331	189.3%
Distribution services	512	19	493	n/a	618	13	605	n/a
Specialty powders	4,085	3,860	225	5.8%	3,651	3,612	39	1.1%
Custom performance colors	876	11	865	n/a	738	2	736	n/a
Total APAC	$50,548	$33,207	$17,341	52.2%	40,447	24,805	15,642	63.1%

	Net Sales				Pounds Sold
	Three months ended May 31,
Consolidated	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch solutions	$210,886	$197,069	$13,817	7.0%	189,251	183,061	6,190	3.4%
Engineered plastics	196,744	138,570	58,174	42.0%	124,891	83,819	41,072	49.0%
Distribution services	93,586	88,738	4,848	5.5%	110,413	108,890	1,523	1.4%
Specialty powders	97,121	83,393	13,728	16.5%	104,254	100,658	3,596	3.6%
Custom performance colors	47,398	40,819	6,579	16.1%	16,445	14,450	1,995	13.8%
Total Consolidated	$645,735	$548,589	$97,146	17.7%	545,254	490,878	54,376	11.1%

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(continued)

	Net Sales				Pounds Sold
	Nine months ended May 31,
EMEA	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch solutions	$336,976	$333,824	$3,152	0.9%	262,785	261,954	831	0.3%
Engineered plastics	360,983	267,777	93,206	34.8%	222,411	165,748	56,663	34.2%
Distribution services	241,884	237,162	4,722	2.0%	288,278	287,741	537	0.2%
Specialty powders	137,941	117,220	20,721	17.7%	136,660	125,359	11,301	9.0%
Custom performance colors	111,490	100,550	10,940	10.9%	37,086	34,591	2,495	7.2%
Total EMEA	$1,189,274	$1,056,533	$132,741	12.6%	947,220	875,393	71,827	8.2%

	Net Sales				Pounds Sold
	Nine months ended May 31,
Americas	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch solutions	$193,590	$194,579	$(989)	(0.5)%	213,900	219,305	(5,405)	(2.5)%
Engineered plastics	124,277	103,963	20,314	19.5%	78,196	62,659	15,537	24.8%
Distribution services	34,701	33,793	908	2.7%	37,667	39,962	(2,295)	(5.7)%
Specialty powders	114,879	99,449	15,430	15.5%	151,102	151,680	(578)	(0.4)%
Custom performance colors	17,578	14,530	3,048	21.0%	6,626	5,454	1,172	21.5%
Total Americas	$485,025	$446,314	$38,711	8.7%	487,491	479,060	8,431	1.8%

	Net Sales				Pounds Sold
	Nine months ended May 31,
APAC	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch solutions	$61,681	$57,136	$4,545	8.0%	55,126	45,931	9,195	20.0%
Engineered plastics	69,085	25,556	43,529	170.3%	45,381	13,688	31,693	231.5%
Distribution services	1,315	38	1,277	n/a	1,622	26	1,596	n/a
Specialty powders	11,111	10,288	823	8.0%	10,074	10,053	21	0.2%
Custom performance colors	2,149	249	1,900	n/a	1,700	81	1,619	n/a
Total APAC	$145,341	$93,267	$52,074	55.8%	113,903	69,779	44,124	63.2%

	Net Sales				Pounds Sold
	Nine months ended May 31,
Consolidated	2014	2013	$ Change	% Change	2014	2013	Lbs. Change	% Change
	(In thousands, except for %'s)
Masterbatch solutions	$592,247	$585,539	$6,708	1.1%	531,811	527,190	4,621	0.9%
Engineered plastics	554,345	397,296	157,049	39.5%	345,988	242,095	103,893	42.9%
Distribution services	277,900	270,993	6,907	2.5%	327,567	327,729	(162)	—%
Specialty powders	263,931	226,957	36,974	16.3%	297,836	287,092	10,744	3.7%
Custom performance colors	131,217	115,329	15,888	13.8%	45,412	40,126	5,286	13.2%
Total Consolidated	$1,819,640	$1,596,114	$223,526	14.0%	1,548,614	1,424,232	124,382	8.7%

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(continued)

	Three months ended May 31,		Nine months ended May 31,
	2014	2013	2014	2013
	Unaudited (In thousands, except for %'s)
Segment gross profit
EMEA	$56,798	$48,684	$156,237	$133,715
Americas	28,263	19,994	70,922	60,155
APAC	7,052	5,687	20,202	16,179
Total segment gross profit	92,113	74,365	247,361	210,049
Inventory step-up	—	—	(1,199)	(138)
Accelerated depreciation and restructuring related	(149)	(321)	(791)	(1,003)
Total gross profit	$91,964	$74,044	$245,371	$208,908

Segment operating income
EMEA	$23,565	$20,222	$61,537	$47,888
Americas	11,257	5,340	24,889	18,977
APAC	3,328	2,738	9,870	8,231
Total segment operating income	38,150	28,300	96,296	75,096
Corporate	(9,752)	(6,192)	(24,149)	(19,651)
Costs related to acquisitions	(888)	(849)	(3,377)	(1,837)
Restructuring and related costs	(2,160)	(3,166)	(8,322)	(6,772)
Accelerated depreciation	—	(265)	(108)	(947)
Asset impairment	—	(1,121)	(104)	(1,619)
Curtailment gain (loss)	—	—	—	(333)
Inventory step-up	—	—	(1,199)	(138)
Operating income	25,350	16,707	59,037	43,799
Interest expense, net	(1,365)	(1,785)	(5,901)	(5,151)
Foreign currency transaction gains (losses)	28	(139)	(2,120)	(676)
Other income (expense), net	(4)	27	267	374
Income from continuing operations before taxes	$24,009	$14,810	$51,283	$38,346

Capacity utilization
EMEA	87%	81%	84%	77%
Americas	67%	67%	65%	65%
APAC	73%	66%	71%	69%
Worldwide	77%	74%	74%	71%